SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                   FORM 15

    Certification and Notice of Termination of Registration under Section
               12(g) of the Securities Exchange Act of 1934 or
       Suspension of Duty to File Reports Under Sections 13 and 15(d)
                   of the Securities Exchange Act of 1934

                      COMMISSION FILE NUMBER: 333-32079

                                  LDF, INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          4343 North Elston Avenue
                        Chicago, Illinois 60641-2145
                               (773) 267-2700
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
             CODE, OF REGISTRANT S PRINCIPAL EXECUTIVE OFFICES)

                        Common Stock, $1.00 par value
          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                    None
     (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

        Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  /__/     Rule 12h-3(b)(1)(ii)     /__/
             Rule 12g-4(a)(1)(ii) /__/     Rule 12h-3(b)(2)(i)      /__/
             Rule 12g-4(a)(2)(i)  /__/     Rule 12h-3(b)(2)(ii)     /__/
             Rule 12g-4(a)(2)(ii) /__/     Rule 15d-6               /__/
             Rule 12h-3(b)(1)(i)  /X/      Rule 12h-3(c) & (d)      /X/

     Approximate number of holders of record as of the certification or notice date: 142

        Pursuant to the requirements of the Securities Exchange Act of 1934, LDF, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                 LDF, INC.



   Date: November 7, 1997             By:/s/ Lowell I. Stahl
                                         -------------------------------

                                 Name:     Lowell I. Stahl
                                 Title:    President